UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2010

Image Metrics, Inc.
(Exact name of Registrant as Specified in its Charter)

Nevada	333-123092	20-1719023
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1918 Main Street, 2nd Floor, Santa Monica, California	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 656-6551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On May 25, 2010, Image Metrics, Inc. (the “Company”) entered into subscription agreements with Saffron Hill Ventures Guernsey LTD and Genesis Opportunity Fund (each, a “Lender”) and issued promissory notes to each Lender for a total principal of $800,000.  The payment of the promissory notes and the Company’s obligations thereunder are not secured by any collateral.  The promissory notes bear interest at 10% per annum and mature at the earlier of February 24, 2011 or such date the Company completes an offering subsequent to that offering previously conducted by the Company of units consisting of one share of the Company’s series A convertible preferred stock and a detachable warrant to purchase one-half share of its common stock (an “Offering”); provided that, at any closing of an Offering, not more than 50% of the closing net proceeds shall be repaid to any Lender before a minimum of $2,500,000 in aggregate net proceeds have been raised by the Company.  In the event the Company fails to repay the promissory notes in full on or before the maturity date, the promissory notes’ interest rate will be increased to 18% per annum and the promissory notes will be convertible into common stock of the Company at a conversion price of $0.50 per share.   The Company may, at its option, prepay all or any part of the principal of the promissory notes without payment of any premium or penalty.

At the closing of an Offering or other round of financing pursuant to which units or other equity securities (or securities or instruments convertible into or exercisable or exchangeable for equity securities) are issued by the Company for aggregate consideration of not less than $2,500,000, the entire principal amount of the promissory notes will be converted, without any further action on the part of either Lender, into units or other equity securities (or securities or instruments convertible into or exercisable or exchangeable for equity securities) issued in such equity financing.  The number of units issuable upon conversion of the promissory notes will be based on a conversion price equal to the offering price. Notwithstanding the automatic conversion provisions described above, each Lender also has the option to be repaid the full outstanding balance of their applicable promissory note at the closing of an Offering, provided that, at any closing of an Offering, not more than 50% of such closing net proceeds shall be repaid to the applicable Lender until a minimum of $2,500,000 in aggregate net proceeds have been raised by the Company.

In addition to accrued interest on the promissory notes, each Lender will receive in connection with the closing of an Offering, a four-year warrant to purchase the number of shares of common stock determined by dividing 100% of the principal amount of the note by the price at which the units are offered in the equity offering, times 30%.  The warrants will be exercisable at any time, commencing upon the closing of an equity offering, and from time to time for a period of four years, at an exercise price of $1.50 per share.  Upon the failure of the Company to make any payment due to the Lenders under a promissory note, which failure is not cured within ten business days following the date that such payment is due, the Lender may, by notice in writing given to the Company, declare the entire principal amount of the promissory note and any accrued but unpaid interest thereunder to be due and payable immediately.  The Company has committed to register for resale with the U.S. Securities and Exchange Commission the shares of common stock into which any series A convertible preferred stock underlying the promissory notes are convertible and the warrants are exercisable in the Company’s next registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), subject to the underwriter’s reasonable consent.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported under Item 1.01 is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information reported under Item 1.01 is incorporated herein by reference.

The promissory notes were exempt from registration under Section 4(2) of the Securities Act as a sale by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act. The promissory notes were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D under the Securities Act and corresponding provisions of state securities laws in reliance upon representations and warranties of the Lenders set forth in their respective subscription agreements.  Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such securities contain a legend stating the same.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

IMAGE METRICS, INC.

By:	/s/ Ron Ryder
Ron Ryder
Chief Financial Officer

Date:  June 2, 2010